EXHIBIT 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
Komag Reports Record Revenue for the Third Quarter of 2005,
Net Income Exceeds the Prior Quarter
FOR IMMEDIATE RELEASE
SAN JOSE, Calif., October 26, 2005 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced record revenue for the third quarter of 2005 of $180.0 million, net income of $32.0 million, diluted earnings per share of $0.97 and finished disk shipments of 27.5 million units. These financial results exceed the prior quarter, third quarter of 2004 and prior year nine-month period.
For comparison, second quarter 2005 revenue, net income and diluted earnings per share were $172.7 million, $29.9 million and $0.92, respectively. Revenue, net income and diluted earnings per share in the third quarter of 2004 were $102.4 million, $9.3 million and $0.31, respectively.
For the nine-month period ended October 2, 2005, revenue, net income and diluted earnings per share were $493.0 million, $80.4 million and $2.48, respectively, compared to revenue, net income and diluted earnings per share of $327.1 million, $35.6 million and $1.20, respectively in the comparable nine-month period of 2004.
T.H. Tan, Komag’s Chief Executive Officer stated, “Overall demand for our products continued to be strong during the third quarter of 2005. A favorable product mix shift to higher sales of advanced 3.5-inch disks at 100GB and greater, combined with an increase in sales of aluminum substrates led to a record level revenue of $180.0 million and a 17.8% net margin. Year to date 2005 revenue and earnings per share are up 51% and 107%, respectively, compared to the year ago period.”
Net income in the second quarter of 2005 included a one-time gain of approximately $1 million from the sale of an idle building in Eugene, Oregon.
Third Quarter Review
Sales to Maxtor, Western Digital, Hitachi Global Storage Technologies, and Seagate accounted for 34%, 25%, 20% and 16% of total revenue in the third quarter of 2005, respectively. Finished disk shipments for desktop and consumer electronics applications together represented 92% of Komag’s third quarter 2005 unit shipment volume. Disks for high-end server drives totaled 2.1 million units, representing 8% of finished disk shipments in the third quarter of 2005.
High capacity 3.5-inch advanced disks at storage capacities of 100GB and greater represented approximately 30% of Komag’s total finished disk shipments in the third quarter. These disks are primarily targeted for multi-platter consumer applications. These rapidly growing applications include PVR, DVR, HDTV, external storage and other home entertainment devices.

Other revenue, which includes sales of aluminum substrates, nickel-plated polished aluminum substrates and textured substrates, was 13% of total revenue in the third quarter of 2005. Komag is the world’s largest hard disk aluminum substrate manufacturer. Disk substrates are primarily produced for internal use in the manufacture of finished disks. In addition, the high quality of Komag’s substrates has led to continuing market opportunities to sell substrates externally.
Business Outlook
“Overall demand continues to be very strong entering the traditionally seasonally strong fourth quarter. As in the third quarter of 2005, our factories continue to run at full existing manufacturing capacity of approximately 27 million disks per quarter. Our capacity expansions are currently progressing on schedule. We expect to have a limited amount of incremental capacity from our first expansion in the later part of the fourth quarter of 2005. With some incremental capacity, as well as continuing favorable product mix shift to higher capacity 3.5-inch disks, we expect total revenue in the fourth quarter of 2005 to increase 2% to 4% from the third quarter of 2005. Net margin in the fourth quarter is currently expected to be similar to the third quarter at approximately 17% to 18%.
We expect to complete the capacity expansion discussed above during the first quarter of 2006 and exit the first quarter of 2006 with total capacity of approximately 31 million disks per quarter. Additionally, we have started a further capacity expansion at our existing manufacturing sites in Malaysia, in an attempt to keep up with the growing demand for media. This additional capacity is planned to be available beginning in the second half of 2006 with total capacity of approximately 40 million disks per quarter by the end of 2006.
Our current capacity expansion plans are based on strategic supply agreements with several of our customers. As part of these agreements, Komag has made certain commitments to increase capacity and our customers have agreed to purchase certain amounts of media. In addition, our customers have agreed to make certain pre-payments for media to help mitigate the cash impact of the capital spending required for Komag to increase capacity.
We believe that these arrangements with our customers are the right strategy to allow for prudent capacity increases to meet the continuing growing demand for media, as disk drives further expand penetration into multiple growing consumer applications. We expect to fund the capital spending for the capacity expansions from cash generated from operations and the pre-payment arrangements. Total capital spending for 2005 is currently expected to approximate $200 million.
Komag is committed to continuing to support the growing demand for digital storage by maintaining our low cost manufacturing structure, providing advanced technology products and providing rational capacity increases, as appropriate with strategic supply arrangements with our customers, all with the goals of growing our business and providing financial returns to our stockholders,” said Mr. Tan.
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.
Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to, the expectation that revenue in the fourth quarter of 2005 will be 2% to 4% higher than the third quarter of 2005, the Company’s expectation that net margin will be approximately 17% to 18% in the fourth quarter of 2005, the expectation of an improvement in product mix to higher capacity disks in the fourth quarter, the Company’s ability to increase capacity during 2005 and 2006 and the expected amounts of such increased capacity, the Company’s projected capital spending of approximately $200 million in 2005, the Company’s expectation that the capital spending for the capacity expansions will be funded from cash generated from operations and the pre-payment arrangements, the Company’s ability to accurately estimate net margin, the market for unit shipments of disks and disk drives and the Company’s belief in continued increased demand trends, the benefits of its increased capacity arrangements with its customers and market growth opportunities. The Company’s actual results for future periods could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve its operating yield, cost and profitability targets, changes in the currency exchange rate for the Malaysian ringgit as a result of the managed float system, continued customer demand and the impact of demand variation on factory utilization, the performance by the Company and its customers of their obligations under the respective increased capacity arrangements, the Company’s ability to increase its capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	October 2, 2005	July 3, 2005	October 3, 2004	October 2, 2005	October 3, 2004
Net Sales	$180,011	$172,740	$102,424	$493,026	$327,148
Cost of Sales	129,124	124,660	79,256	358,996	245,422

Gross Profit	50,887	48,080	23,168	134,030	81,726
Gross Profit %	28.3%	27.8%	22.6%	27.2%	25.0%
Research, Development, and Engineering Expense	12,054	12,834	9,720	36,043	30,385
Selling, General, and Administrative Expense	6,090	5,787	3,923	17,412	13,185
(Gain) Loss on Disposal of Assets	400	(1,360)	(230)	(1,349)	(630)

Operating Income	32,343	30,819	9,755	81,924	38,786
Interest Income	1,552	1,044	342	3,346	851
Interest Expense	(441)	(442)	(437)	(1,324)	(2,744)
Other Expense, Net	(297)	(23)	(75)	(348)	(142)

Income before Income Taxes	33,157	31,398	9,585	83,598	36,751
Provision for Income Taxes	1,175	1,505	321	3,196	1,146

Net Income	$31,982	$29,893	$9,264	$80,402	$35,605

Net Income %	17.8%	17.3%	9.0%	16.3%	10.9%

Basic Net Income per Share	$1.09	$1.04	$0.33	$2.79	$1.31

Diluted Net Income per Share	$0.97	$0.92	$0.31 (1)	$2.48	$1.20 (1)

Basic Shares Outstanding	29,396	28,834	27,792	28,842	27,200

Diluted Shares Outstanding	33,381	32,971	31,334 (1)	32,969	30,759 (1)

(1)	Previously reported diluted earnings per share for quarterly and year-to-date periods in 2004 have been adjusted to reflect the Emerging Issues Task Force (EITF) Issue No. 04-08 Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share. EITF 04-08 became effective during the fourth quarter of 2004. Accordingly, diluted shares have been adjusted to include 3.0 million shares of common stock issuable upon conversion of the Company’s $80.5 million 2.0% subordinated convertible notes. For the three months ended October 3, 2004, reported diluted earnings per share have been adjusted from $0.33 to $0.31. For the nine months ended October 3, 2004, reported diluted earnings per share have been adjusted from $1.27 to $1.20.

KOMAG, INCORPORATED
Consolidated Balance Sheets
(in thousands)

	October 2, 2005	January 2, 2005
ASSETS	(Unaudited)	(NOTE 1)

Cash, Cash Equivalents and Short-Term Investments	$178,921	$104,110
Net Receivables	116,090	79,213
Inventories	49,380	35,815
Prepaid Expenses and Deposits	3,109	1,815

Total Current Assets	347,500	220,953

Property, Plant and Equipment, Net	271,435	205,642
Other Assets	3,356	4,500

TOTAL ASSETS	$622,291	$431,095

LIABILITIES AND STOCKHOLDERS’ EQUITY

Trade Accounts Payable	$70,640	$43,082
Other Liabilities	86,768	19,887

Total Current Liabilities	157,408	62,969

Long-Term Debt	80,500	80,500
Long-Term Deferred Rent	1,922	—

Stockholders’ Equity	382,461	287,626

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$622,291	$431,095

NOTE 1: The Consolidated Balance Sheet at January 2, 2005 was derived from the audited financial statements.